EXHIBIT 3.2.3

       AMENDMENTS TO BYLAWS OF ACS HOLDINGS, INC., EFFECTIVE MAY 27, 2004

         On May 27, 2004, the board of directors of ACS unanimously resolved to amend the Bylaws of ACS so that:

         (i) Section 1 of Article I of the Bylaws of the Corporation was amended to include the following sentence at the end of Section 1 of Article I:

"If elected, the Chairperson of the Board of Directors (the "Chairperson" or "Chairperson of the Board") shall perform such duties as shall be assigned to him or her by the Board of Directors from time to time, and shall preside over meetings of the Board of Directors and stockholders unless another officer is appointed or designated by the Board of Directors as Chairperson of such meetings."; and

         (ii) Section 5 of Article III of the Bylaws of the Corporation was amended to include the following sentence at the end of Section 5 of Article
III:

"The Chairperson of the Board of Directors shall have the deciding vote in the event of a tie vote of the members of the Board of Directors."; and

         Section 6 of Article III of the Bylaws of the Corporation was amended to include the following sentence at the end of Section 6 of Article III:

"The Chairperson of the Board of Directors shall have the deciding vote in the event of a tie vote of the members of the Board of Directors."



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